UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Dell Inc.

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•	The following press release was issued today by the Dell Inc. Special Committee

Dell Files Preliminary Proxy Statement for Merger Agreement

with Affiliates of Michael Dell and Silver Lake

Round Rock, TX, March 29, 2013 — Dell Inc. (NASDAQ: DELL) today announced that it has filed preliminary proxy materials with the Securities and Exchange Commission (“SEC”) in connection with the definitive merger agreement between the company and entities owned by Michael Dell, Dell’s Founder, Chairman and Chief Executive Officer, and investment funds affiliated with Silver Lake Partners.

Under the terms of the February 5, 2013 agreement, Dell shareholders would receive $13.65 in cash for each share of Dell common stock they hold in a transaction valued at approximately $24.4 billion.

The preliminary proxy materials and a letter to shareholders issued by the Special Committee of Dell’s Board of Directors in connection with the filing can be found on the company’s website at www.dell.com/transactioninformation. The full text of the letter follows here:

March 29, 2013

Dear Shareholders,

Today, at the direction of the Special Committee of the Board of Directors of Dell Inc., the company filed with the United States Securities and Exchange Commission a preliminary proxy statement relating to the proposed acquisition of Dell by affiliates of Silver Lake Partners and Michael S. Dell.

Full Range of Alternatives Evaluated

When the Special Committee was formed last August, we set out to evaluate the full range of strategic and financial alternatives available to the company, including a potential going-private transaction. To assist us in this effort, we hired an experienced group of independent legal and financial advisors and, in addition, retained a top management consulting firm to help us evaluate the risks and opportunities in both the PC business and the company’s effort to transform itself into a more enterprise-centric business. That process, which included more than 25 Special Committee meetings over a period of approximately five and a half months, has highlighted to all of us the significant risks and uncertainties that the company faces as a stand-alone public company. As a result, we as a Committee believe strongly that a transaction that shifts to the buyer the risks associated with Dell’s business, at an acceptable valuation, would be beneficial for Dell’s shareholders.

Silver Lake/Michael Dell Transaction Shifts Risks While Providing Attractive and Certain Cash Premium The current Silver Lake and Michael Dell transaction delivers $13.65 per share in cash – a 37% premium to Dell’s 90-day average price and a 25% premium to the unaffected price prior to reports in the media about the proposed deal. We believe that this significant, immediate and certain premium offers superior value to owning Dell as a stand-alone entity today.

As part of our agreement with Silver Lake and Michael Dell, we negotiated a robust “go shop” process, which included a 45-day period during which the Special Committee actively sought alternative acquisition proposals as well as a period thereafter in which interested parties can assemble and negotiate acquisition proposals. We are pleased to report that our process has generated two non-binding alternative acquisition proposals, one from a group affiliated with Blackstone Management Partners, L.L.C. (“Blackstone”) and the other from entities affiliated with Carl C. Icahn (“Icahn”). We intend to work diligently with both of them to assist them in their respective due diligence reviews of the company and to seek definitive proposals that would constitute a superior proposal to the current Silver Lake and Michael Dell transaction. Michael Dell has confirmed his willingness to explore participating in alternative acquisition proposals. However, there can be no assurance that either non-binding alternative acquisition proposal will ultimately lead to a superior proposal.

Seeking the Best Outcome for Dell Shareholders

Having conducted a thorough review of Dell’s challenges and opportunities, we remain convinced that the risks and uncertainties of a stand-alone public company are high. While we continue to recommend the current Silver Lake/Michael Dell transaction, and to work toward completion of that transaction, we will also work with Blackstone and Icahn to seek to develop a definitive alternative proposal that provides an even more compelling value proposition for Dell’s shareholders. Our goal was, and remains, to ensure that whatever transaction is consummated is the best possible outcome for Dell’s shareholders.

We are pleased to be serving the Dell shareholders during this important process and we urge you to carefully consider the materials in the preliminary proxy statement.

Sincerely yours,

THE SPECIAL COMMITTEE OF THE

BOARD OF DIRECTORS OF DELL INC.

•	The following message was sent to Dell employees today

Brian Gladden	Larry Tu
Sr. Vice President and Chief Financial Officer	Sr. Vice President, General Counsel

To:	Global Dell Team

Today, the Special Committee of our Board of Directors filed the preliminary proxy statement regarding the proposed transaction, in which Michael and Silver Lake Partners will acquire Dell and take it private. And, as in our message earlier this week, the 45 day “go-shop” process overseen by the Special Committee produced two additional acquisition proposals. Given these recent announcements, we want to provide you information on the two parallel processes that are being overseen by the Special Committee. Specifically:

1.	The filing of the 274 page preliminary proxy is an important next step in the progression of the transaction proposed by Michael and Silver Lake. It begins what is expected to be an extensive review process by the U.S. Securities and Exchange Commission which could last approximately five to ten weeks. Following this review, a final or “definitive” proxy will be filed and include announcement of the date and time of a Special Meeting of Stockholders to vote on the proposed transaction.

Based on this timeline and other assumptions, we still expect the current proposed transaction to close before the end of the second quarter of Dell’s FY14.

Among other topics, the preliminary proxy statement details the rigorous process the Special Committee has followed, over a period of more than five months, to evaluate Dell’s current risks, opportunities as well as various strategic alternatives. The preliminary proxy also outlines the investment priorities Michael and Silver Lake intend to pursue as a private company, including: 1) extending the Company’s enterprise solutions and services capabilities through investments in research and development and additional acquisitions; 2) hiring additional sales personnel; 3) expanding in emerging markets; and, 4) investing in the PC and tablet business.

Importantly, the preliminary proxy also addresses why the Special Committee believes the proposed merger agreement by Michael and Silver Lake, at $13.65 per share in cash, represents a fair offer that provides immediate value to shareholders.

2.	The 45 day “go-shop” process overseen by the Special Committee produced proposals submitted by a group led by entities affiliated with Blackstone Management Partners; and another by entities affiliated with Icahn Enterprises. At this time, both of these proposals are preliminary, not formal merger bids.

The Special Committee will continue discussions with the Blackstone and Icahn entities, which could lead to a formal merger bid. If either party presents a formal merger bid, the Special Committee will determine whether it is a superior proposal to that of Michael and Silver Lake.

A key point to remember is that the Special Committee is committed, as they said in their March 25th press release, to ensuring the best possible outcome for Dell shareholders, whichever transaction that may be. Michael has committed to the Special Committee that he will work with other potential partners in good faith.

The Special Committee has not changed its recommendation with respect to, and continues to support, the proposed transaction in which Michael and Silver Lake, will acquire Dell and take the company private.

Clearly, the proposal by Michael and Silver Lake, and the emergence of two alternate proposals demonstrates the significant interest in Dell and the perceived value of our innovative products and solutions, our globally-recognized brand, and talented team members.

Together, we have built an impressive end-to-end solutions and services business that generated nearly $57 billion in annual revenue last year. At the same time, we acknowledge that the transformation underway is a long-term, multi-year initiative, as we continue to execute on our strategy to deliver enormous customer value through end-to-end solutions that are scalable, secure and easy to manage.

Please know that we remain committed to our strategy and to the transformation and will continue to make the incremental investments to position the company for long-term success. Specifically, we will maintain our focus on the three transformational priorities in order to compete and win, including:

•	Become a leading provider of end-to-end enterprise solutions and services – building on platforms and scale, technology leadership, integrating new assets and capabilities.

•

Reignite our End User Computing (EUC) business by driving profitability, competitiveness and growth – profitably growing market share, expanding our emerging country penetration, gaining tablet share and driving attach rates with Services, Software & Peripherals and Dell Financial Services

•

Leverage our broad and direct go-to-market assets and relationships to expand customer leadership – accelerating the sales force transformation, optimizing our sales coverage model, increasing Dell.com investments to build new capabilities and simplifying tools and processes

As the proposed transaction progresses, let’s seize this focus on Dell as an opportunity to connect and stay close with all of our stakeholders – most importantly, customers and partners – to reinforce to them our continued commitment to deliver innovative, unique solutions to meet their specific needs.

In closing, stay focused on the job at hand and please do not become distracted by speculation among media, customers and competitors. At this point in time, it is only speculation. We appreciate your patience, your continued engagement with customers and focus on delivering results. Thank you.

Brian and Larry

•	The following message was sent to Dell employees today

Jeff Clarke, President, Global Operations and End User Computing Solutions

Steve Felice, President, Chief Commercial Officer

Marius Haas, President, Enterprise Solutions

John Swainson, President, Software

Suresh Vaswani, President, Services

Go private sales materials

To: Global Dell sales teams

Earlier today, you received a message from Brian Gladden and Larry Tu detailing the next step in the process in which Michael and Silver Lake will acquire Dell and take it private. As you heard from them earlier this week, two parties signaled interest in Dell as part of the 45-day go-shop period. One notification of interest was submitted by a group led by entities affiliated with Blackstone Management Partners and the other by entities affiliated with Icahn Enterprises. At this time, both of these proposals are preliminary, not formal merger bids. If you have questions about this process, please be sure to read Brian’s and Larry’s communication.

What is important for you to know is this does not change anything in how we will continue to conduct our day-to-day business. Now more than ever, it is important for us to focus on our business goals and continue to engage with our customers to reassure them of our unwavering commitment to providing a superior customer experience and to investing in innovative products and solutions. Our focus on building long-term relationships and supporting their future growth has not changed.

You may get questions from customers as you interact with them in the normal course of business. In order to assist you in those discussions, we’re providing you with an updated FAQ document and talking points.

And please know that we are here to help you in any way we can. If you feel that our participation will help in a customer meeting, please let your manager know and we will prioritize these requests. You can also contact the Customer Program Office for assistance in answering customer questions. As a reminder, here are previously communicated resources that are available:

•	Go-private Sharepoint - All approved materials related to the proposed go-private transaction are housed here. Critical customer-facing resources include (links in English):

•	Customer-ready one-pager

•	Customer support agent script

Your role in building relationships with our customers is critical. We want to ensure that you are well supported so that you can deliver on our commitment to our customers. Thank you for the work you do every day in representing Dell and please let us know how we can help.

Jeff, Steve, Marius, John and Suresh

•	The following Q&A was posted on the Dell Inc. website today

Team member FAQ – Proxy Statement on Proposed Transaction

1.	What is happening with the proposed transaction?

Below is information on the two parallel processes that are being overseen by the Special Committee:

•

The filing of the preliminary proxy is an important next step in the progression of the transaction proposed by Michael and Silver Lake. It begins a review process by the U.S. Securities and Exchange Commission expected to last approximately five to ten weeks. Following this review, a final or “definitive” proxy will be filed and include announcement of the date and time of a Special Meeting of Stockholders to vote on the proposed transaction. Based on this timeline and other assumptions, we still expect the current proposed transaction to close before the end of the second quarter of Dell’s FY14.

•

The 45 day “go-shop” process overseen by the Special Committee produced proposals submitted by a group led by entities affiliated with Blackstone Management Partners; and another by entities affiliated with Icahn Enterprises. At this time, both of these proposals are preliminary, not formal merger bids. The Special Committee will continue discussions with the Blackstone and Icahn entities, which could lead to a formal merger bid. If either party presents a formal merger bid, the Special Committee will determine whether it is a superior proposal to that of Michael and Silver Lake.

2.	What is a proxy statement and why is it significant?

•

In general, a proxy statement is a document required of any person or entity when soliciting shareholder votes. As an example, in advance of its annual meeting of stockholders, a company must file a proxy statement, otherwise known as a Definitive Proxy Statement (Form DEF 14A), with the U.S. Securities and Exchange Commission. Likewise, in the case of a go-private transaction, a company must file a proxy statement in advance of a special meeting of stockholders.

•

As it relates to the proposal by Michael and Silver Lake, the preliminary proxy statement details the rigorous process the Special Committee has followed, over a period of more than five months, to evaluate Dell’s current risks, opportunities and strategic alternatives.

•

Importantly, the preliminary proxy addresses the history and background on the transaction, and why the Special Committee believes the proposed merger agreement by Michael and Silver Lake, at $13.65 per share in cash, represents a fair offer that provides immediate value to shareholders.

•

The filing of the preliminary proxy is an important next step and begins a review process by the U.S. Securities and Exchange Commission, which is expected to last approximately five to ten weeks. Following this review, a final or “definitive” proxy will be filed and include announcement of the date and time of a Special Meeting of Stockholders to vote on the proposed transaction.

3.	When is the special meeting of stockholders to vote on the proposal by Michael and Silver Lake?

•	The filing of preliminary proxy begins a review process by the U.S. Securities and Exchange Commission expected to last approximately five to ten weeks.

•	Following this review, a final or “definitive” proxy will be filed and include announcement of the date and time of a Special Meeting of Stockholder to vote on the proposed transaction.

•	Based on this timeline and other assumptions, we still expect the current proposed transaction to close before the end of the second quarter of Dell’s FY14.

4.	What happens next with the proposals from Blackstone and Icahn Enterprises?

•	At this time, both of these proposals are preliminary, not formal merger bids.

•

The Special Committee will, as it is required, continue discussions with the Blackstone and Icahn entities, which could lead to a formal merger bid. If either party presents a formal merger bid, the Special Committee will determine whether it is a superior proposal to that of Michael and Silver Lake.

•

Given that these proposals are preliminary, the Special Committee has not changed its recommendation with respect to, and continues to support, the proposed transaction in which Michael and Silver Lake, will acquire Dell and take the company private.

5.	What happens next with the proposal from Michael and Silver Lake?

•	The filing of preliminary proxy begins an extensive review process by the U.S. Securities and Exchange Commission expected to last approximately five to ten weeks.

•	Following this review, a final or “definitive” proxy will be filed and include announcement of the date and time of a Special Meeting of Stockholders to vote on the proposed transaction.

6.	When will the transaction proposed by Michael and Silver Lake be completed?

•	We expect the transaction proposed by Michael and Silver Lake to close before the end of the second quarter of Dell’s FY14.

7.	The preliminary proxy indicates there are parties interested in divesture of certain businesses (e.g. Dell Financial Services)?

•

The Special Committee has not changed its recommendation with respect to, and continues to support, the proposed transaction in which Michael and Silver Lake, will acquire Dell and take the company private.

8.	What does it mean to cease being a public company and operate as a private company?

•

Upon closing of this transaction, which is subject to shareholder approvals and other customary closing conditions, Dell will be owned by Michael and Silver Lake, and shares of Dell will no longer be traded publicly.

•	Our brand, purpose and values remain unchanged. You will still work for the same company with the same manager in the same building and serve the same customers.

•

As a private company, our stock will no longer be traded on the NASDAQ stock exchange, ownership will no longer be available to public investors and we will no longer be subject to NASDAQ rules and regulations and most public company reporting requirements.

9.	How will the proposed transaction by Michael and Silver Lake impact our customers and partners?

•

Nothing will change in the way we deliver for customers and partners. We will continue to deliver the superior solutions, services and experiences that they have come to expect, and assure you that support services and warranty support will not change. We are committed to completing this transaction as seamlessly as possible, so that customers are not impacted in any way.

•	Partners can expect we will continue to provide superior value to them as they work with us to serve our customers.

•

We believe that ultimately our customers and partners will benefit from our accelerated transformation. The preliminary proxy outlines the investment priorities Michael and Silver Lake intend to pursue as a private company, including: 1) extending the Company’s enterprise solutions and services capabilities through investments in research and development and additional acquisitions; 2) hiring additional sales personnel; 3) expanding in emerging markets; and, 4) investing in the PC and tablet business.

•

Dell continues to have solid cash flow and balance sheet, a strong management team and a globally-recognized brand. Our potential new owners are fully committed to winning in the marketplace, offering innovative products and solutions and providing a superior customer experience.

10.	How will the proposed transaction by Michael and Silver Lake impact our suppliers?

•	Dell will continue to honor its supplier agreements, terms and commitments.

•	Dell continues to have solid cash flow and balance sheet, a strong management team and a globally-recognized brand.

11.	How can I get additional support if a customer or potential customer has additional questions about the transaction?

•	For general questions, please contact the Program Office at customer_program_office@dell.com

•	If it is a more urgent request, please escalate through your sales leadership team. It is our top priority to serve our customers around the world.

•	The following was posted on the Dell Inc. website today

Account Executive & Sales Specialist Talking Points

March 29, 2013

Background

On February 5, Dell signed a definitive agreement under which Michael Dell, our Founder, Chairman and Chief Executive Officer, along with a global technology investment firm, Silver Lake Partners, will acquire Dell and take it private.

On March 25, the Special Committee of our Board of Directors announced the 45-day go-shop period which has elicited two alternative acquisition proposals. One proposal was submitted by a group led by entities affiliated with Blackstone Management Partners; and the other by entities affiliated with Icahn Enterprises. At this time, both of these proposals are preliminary, not formal merger bids.

On March 29, the company filed the preliminary proxy statement concerning the current proposed transaction.

Process Update

Given these recent announcements, below is information on the two parallel processes that are being overseen by the Special Committee:

1.	The filing of the preliminary proxy is an important next step in the progression of the transaction proposed by Michael and Silver Lake. It begins a review process by the U.S. Securities and Exchange Commission expected to last approximately five to ten weeks. Following this review, a final or “definitive” proxy will be filed and include announcement of the date and time of a Special Meeting of Stockholders to vote on the proposed transaction.

Based on this timeline and other assumptions, we still expect the current proposed transaction to close before the end of the second quarter of Dell’s FY14.

2.	The 45 day “go-shop” process overseen by the Special Committee produced proposals submitted by a group led by entities affiliated with Blackstone Management Partners; and another by entities affiliated with Icahn Enterprises. At this time, both of these proposals are preliminary, not formal merger bids.

The Special Committee will continue discussions with the Blackstone and Icahn entities, which could lead to a formal merger bid. If either party presents a formal merger bid, the Special Committee will determine whether it is a superior proposal to that of Michael and Silver Lake.

You may have seen recent news coverage on the proposed transaction. As expected, this proposed transaction has generated significant interest and commentary from media, investors and other stakeholders. We want to assure you that this is part of the process and we ask that you keep these opinions in proper perspective.

At this time, the Special Committee has not changed its recommendation with respect to, and continues to support, the proposed transaction in which Michael and Silver Lake will acquire Dell and take the company private.

•	We remain focused on serving you, providing you a superior experience and the products and solutions to help you do and achieve more.

•	We are committed to completing this transaction as seamlessly as possible, so that you are not impacted in any way.

•	Michael Dell continues to serve as chairman and CEO. He is active and engaged in the business. He is a strong and experienced leader. The current senior leadership team remains the same.

•	We believe this potential going private transaction will only strengthen our capabilities to bring you industry-leading, distinctive, simplified and easy-to-manage solutions.

•	We will continue significant investments in our products and services to bring you innovative, new solutions.

•	We have always been focused on delivering you a best-in-class customer experience. Our top priority is to ensure that your needs are met.

•	We will continue developing solutions that work for all of our customers, including large, global enterprises, growing companies, independent businesses, and individuals and families.

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in these materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 1, 2013, which was filed with the SEC on March 12, 2013, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 1, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.